Exhibit 7

Denison Mines Corp.
Atrium on Bay, 595 Bay Street, Suite 402
Toronto, ON M5G 2C2
Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com
PRESS RELEASE
DENISON FILES ANNUAL REPORT ON FORM 40-F
Toronto, ON — March 29, 2011... Denison Mines Corp. (TSX: DML) (NYSE AMEX:DNN) (“Denison” or the “Company”) today announced that it has filed its 2010 annual report on Form 40-F with the U.S. Securities and Exchange Commission (SEC). Denison’s Form 40-F, which includes its audited financial statements for the year ended December 31, 2010, is available on Denison’s website at www.denisonmines.com (by clicking on “Investor Relations — Reports & Filings”) and on the SEC’s website at www.sec.gov. In addition, Denison has filed its Annual Information Form with Canadian regulatory authorities.
Holders of Denison’s securities may receive a free printed copy of the Company’s most recent Form 40-F and Annual Report, including the audited financial statements, by request to info@denisonmines.com, by submitting a request at www.denisonmines.com (by clicking on “ECommunications” on the Investor Relations page) or by writing to Denison Mines Corp., Atrium on Bay, 595 Bay Street, Suite 402, Toronto, ON M5G 2C2, Canada.
About Denison
Denison Mines Corp. is an intermediate uranium producer with production in the U.S., combined with a diversified development portfolio of projects in the U.S., Canada, Zambia and Mongolia. Denison’s assets include its 100% ownership of the White Mesa mill in Utah and its 22.5% ownership of the McClean Lake mill in Saskatchewan. The Company also produces vanadium as a co-product from some of its mines in Colorado and Utah. Denison owns interests in world-class exploration projects in the Athabasca Basin in Saskatchewan, including its 60% owned flagship project at Wheeler River, and in the southwestern United States, Mongolia and Zambia. Denison is the manager of Uranium Participation Corporation (TSX-U), a publicly traded company which invests in uranium oxide in concentrates and uranium hexafluoride.
For more information, please contact

Ron Hochstein	(416) 979-1991 Extension 232
President and Chief Executive Officer

Jim Anderson Executive Vice President and Chief Financial Officer	(416) 979-1991 Extension 372